Exhibit 99.1

BIOLASE REPORTS 2016 FULL YEAR AND FOURTH QUARTER RESULTS

IRVINE, CA (March 8, 2017) - BIOLASE, Inc. (NASDAQ:BIOL), the global leader in dental lasers, today reported its financial results for its full year and fourth quarter ended December 31, 2016.

2016 Full Year highlights with comparisons to 2015 Full Year include:

•	Worldwide revenue of $51.8 million, an increase of $3.3 million, or 7%, driven by U.S. sales
o	Worldwide Waterlase® revenue increased 8%, driven by a 15% increase in the U.S.
o	Worldwide EPIC® revenue increased 8%, driven by a 21% increase in U.S. sales
o	Worldwide imaging revenue increased $829,000, or 37%
•	Operating loss declined 25%
o	Gross margin increased to 39%, up 630 basis points due to improved pricing, geographic sales mix and increased absorption of service infrastructure expense
o	Operating expenses decreased by $595,000, or 2%
•	Cash burn rate decreased by 36% to $12.8 million for the year even with investment in new product inventories
•	Key leadership additions included: Chief Dental Officer, Vice President of Europe, the Middle East and Africa (“EMEA”), Vice President of Marketing, and Vice President of Human Resources
•	Subsequent to yearend:
o	In January 2017, received FDA clearance and launched Epic Pro™, a powerful and innovative dental diode laser system
o	In February 2017, launched Waterlase Express®, the fifth generation of the world’s most widely used all-tissue dental laser wavelength

2016 Fourth Quarter highlights with comparisons to 2015 Fourth Quarter include:

•	Worldwide revenue of $13.8 million, a decline of 5%, due to a 3% decline in U.S. sales and a 9% decline internationally
o	Worldwide Epic® revenue increased 7%, driven by a 21% increase in the U.S.
o	Worldwide imaging revenue increased $695,000, or 108%, due to high demand for intra-oral scanners
o	Quarterly average selling price of flagship Waterlase® iPlus improved
o	International decline largely driven by high prior year comparisons in China
•	Consistent gross margin of 39%, due to improved pricing and geographic sales mix
•	Internal commercial and operational readiness and reliability testing for Waterlase Express®
•	Encouraging early signs of improved growth of 32% in Germany, led by Vice President of EMEA, who joined in September 2016

President and CEO Harold Flynn, Jr. said “We made significant progress throughout 2016 in our most important strategic and operational goal—transforming BIOLASE into an expansive and disciplined commercial enterprise.  Although lumpy, we achieved 7% revenue growth globally for the year, highlighted by double-digit revenue growth in the U.S., our most important market, within all of our core laser business.  We expanded our margins and significantly cut our operating cash burn rate while building out the leadership team to take us through the next phase of development.  Perhaps the best evidence of transformation is our successful execution in product development. Today, we are off and running with two new laser systems that hold promise to significantly increase the global penetration of dental lasers: the Waterlase Express, our smallest, easiest to use, most-educational, customer supportive and affordable all-tissue laser system ever; and the Epic Pro, a diode laser system created through our promising collaboration with IPG Medical that offers advancements in cutting speed, control, and precision as well as improvements in consistency and predictability.

BIOLASE Reports 2016 Full Year and Fourth Quarter Results

“There is still hard work ahead in increasing awareness, and educating clinicians on the clinical benefits and business returns of breaking the status quo.,” Flynn continued. “There will also be occasional variability in quarterly revenues while we continue to make progress like we experienced in the fourth quarter of 2016. As often happens with complex system development, it took longer than we expected to fully test and refine the Waterlase Express and achieve the highest quality and most intuitive user experience of any all-tissue dental laser system we have ever launched. The internal focus during the quarter on the Waterlase Express readiness and excitement to launch resulted in weaker pipeline development for our legacy Waterlase iPlus systems, which didn’t fully recover in time to achieve growth over our fourth quarter in 2015. In addition, we had headwinds internationally, predominantly as a function of a difficult prior year comparison in China.

“But today, thanks to the successes of 2016, with our fifth generation Waterlase Express, we believe all-tissue lasers are finally ready for the majority of clinicians, and we now have laser systems for every clinic and every dentist around the world.  These are products that can enable laser dentistry to become the standard of care, can empower our customers to be better and more comprehensive dentists with minimally invasive dental procedures, and can help make their patients healthier and happier.”

2016 Fourth Quarter and Full Year Financial Results

Net Revenue. Net revenue for the fourth quarter of 2016 was $13.8 million, as compared to net revenue of $14.5 million for the fourth quarter of 2015. The quarter-over-quarter decrease of 5% was driven by decreases in worldwide Waterlase sales, international Epic sales, and services revenue, partially offset by increased domestic Epic sales, domestic imaging systems revenue, consumables and other revenue. License fees and royalty revenue remained flat quarter-over-quarter.

Net revenue for the year ended December 31, 2016 was $51.8 million, as compared to net revenue of $48.5 million for the year ended December 31, 2015. The year-over-year increase of 7% was driven by an increase in domestic laser systems sales, imaging systems revenue, consumables and other revenue, and services revenue, partially offset by lower international laser systems revenue, imaging systems revenue, consumables and other revenue, services revenue, and domestic license fees and royalty revenue.

Gross Profit. Gross margin typically fluctuates with product and regional mix, selling prices, product costs and revenue levels. Gross margin for the fourth quarter of 2016 and 2015 was consistent at 39%. Gross margin for the year ended December 31, 2016 was 39%, as compared to 33% for the year ended December 31, 2015, a year-over-year increase of 630 basis points.  Improvements reflect an increase in net revenue and a larger concentration of domestic laser sales, which typically have higher product margins than our international sales due to higher pricing.

Operating Expenses. Total operating expenses in the fourth quarter of 2016 were $9.5 million, as compared to $7.9 million in the fourth quarter of 2015.  The $1.6 million increase was primarily driven by a $1.7 million reduction in legal fees pertaining to the positive settlement outcome of the 2014 shareholder litigation matter recognized during the fourth quarter of 2015 within General and Administrative expenses. The increase was also due to a $548,000 increase in Engineering and Development expenses, partially offset by decreases in Sales and Marketing expenses of $694,000 and Excise Tax expenses of $130,000.

Total operating expenses for the year ended December 31, 2016 were $35.3 million, as compared to $35.9 million for the year ended December 31, 2015. The decrease of $595,000 was primarily driven by a $1.7 million decrease in Sales and Marketing expenses, a $361,000 decrease in Excise Tax expenses, partially offset by a $197,000 increase in General and Administrative expenses, a $516,000 increase in Engineering and Development expenses and a $731,000 legal settlement realized in the first quarter of 2015, resulting in a credit to operating expenses associated with the recovery of prior legal expenses.

Net Loss and Net loss per share attributable to common shareholders. Net loss and Net loss per share attributable to common shareholders for the fourth quarter of 2016 was $4.4 million, or a $0.07 loss per share, compared to a net loss of $2.5 million, or a $0.04 loss per share, for the fourth quarter of 2015. The increase in net loss is attributed to a $756,000 decline in net revenue and a $1.6 million increase in total operating expenses.

BIOLASE Reports 2016 Full Year and Fourth Quarter Results

After adding back the fourth quarter’s net interest income of $22,000, removing the income tax provision of $34,000, non-cash depreciation and amortization expenses of $272,000 and non-cash stock-based compensation of $597,000, the non-GAAP net loss for the fourth quarter of 2016 totaled $3.5 million, or a loss of $0.05 per share, compared with a non-GAAP net loss of $1.1 million, or a loss of $0.02 per share, during the fourth quarter of 2015.

Net loss for the year ended December 31, 2016 was $15.4 million, or a $0.25 loss per share, as compared to a net loss of $20.3 million, or a $0.35 loss per share, for the year ended December 31, 2015. Net loss attributable to common shareholders for the year ended December 31, 2016 was $17.2 million, or a $0.29 loss per share, compared to a net loss attributable to common shareholders of $20.3 million, or a $0.35 loss per share, for the year ended December 31, 2015. The decrease in net loss is attributed to overall business improvements, including a $3.3 million increase in net revenue, a $1.0 million reduction in cost of revenue, and a $595,000 decrease in operating expenses.

After adding back year-to-date net interest income of $74,000, removing the income tax provision of $151,000, non-cash depreciation and amortization expenses of $1.0 million and non-cash stock-based compensation of $3.1 million, the non-GAAP net loss for the year ended December 31, 2016 totaled $11.2 million, or a loss of $0.19 per share, compared with a non-GAAP net loss of $15.9 million, or a loss of $0.27 per share, for the year ended December 31, 2015.

Liquidity and Capital Resources

As of December 31, 2016, BIOLASE had approximately $16.0 million in working capital.  Cash and restricted cash equivalents at the end of the fourth quarter of 2016 were $9.2 million, as compared to $11.9 million on December 31, 2015.  Net accounts receivable totaled $9.8 million at December 31, 2016, as compared to $8.9 million at December 31, 2015.

Conference Call
As previously announced, BIOLASE will host a conference call today at 4:30 p.m. Eastern Time to discuss its operating results for the fourth quarter and year ended December 31, 2016, and to answer questions. To listen to the conference call live via telephone, dial 1-877-407-4019 from the U.S. or, for international callers, dial 1-201-689-8337, approximately 10 minutes before the start time. To listen to the conference call live via the Internet, visit the Investors section of the BIOLASE website at www.biolase.com.

About BIOLASE, Inc.

BIOLASE, Inc. is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine and also markets, sells, and distributes dental imaging equipment, including digital x-rays and CAD/CAM scanners. BIOLASE’s products are focused on technologies that advance the practice of dentistry to both dentists and their patients. BIOLASE's proprietary laser products incorporate approximately 230 patented and 85 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times.  BIOLASE’s innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients.  BIOLASE's principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment.  BIOLASE has sold approximately 33,600 laser systems to date in over 90 countries around the world.  Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer markets.

BIOLASE Reports 2016 Full Year and Fourth Quarter Results

For updates and information on WaterLase® iPlus™ and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, LinkedIn at www.linkedin.com/company/biolase, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding quarterly revenue and whether all-tissue lasers are ready for clinicians. Forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and variations of these words or similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE's current expectations and speak only as of the date of this release.  Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business.  These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described, from time-to-time, in the “Risk Factors” section of BIOLASE's annual and quarterly reports filed with the SEC.  Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

For further information, please contact:

BIOLASE, Inc.

Harold C. Flynn, Jr.

President and Chief Executive Officer

hflynn@biolase.com

888-424-6527

DresnerAllenCaron

Mike Mason (Investors)

mmason@dresnerallencaron.com

212-691-8087

Rene Caron (Investors)

rcaron@dresnerallencaron.com

Len Hall (Media)

lhall@dresnerallencaron.com

949-474-4300

BIOLASE Reports 2016 Full Year and Fourth Quarter Results

BIOLASE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)		(audited)
	2016	2015	2016	2015
Products and services revenue	$13,728	$14,483	$51,661	$48,269
License fees and royalty revenue	33	34	149	206
Net revenue	13,761	14,517	51,810	48,475
Cost of revenue	8,358	8,859	31,502	32,525
Gross profit	5,403	5,658	20,308	15,950
Operating expenses:
Sales and marketing	4,466	5,160	17,018	18,696
General and administrative	2,753	893	10,453	10,256
Engineering and development	2,298	1,750	7,799	7,283
Excise tax	—	130	—	361
Patent infringement legal settlement	—	—	—	(731)
Total operating expenses	9,517	7,933	35,270	35,865
Loss from operations	(4,114)	(2,275)	(14,962)	(19,915)
Gain (loss) on foreign currency transactions	(301)	(162)	(332)	(259)
Interest income, net	22	30	74	74
Non-operating loss, net	(279)	(132)	(258)	(185)
Loss before income tax provision	(4,393)	(2,407)	(15,220)	(20,100)
Income tax provision	34	51	151	178
Net loss	$(4,427)	$(2,458)	$(15,371)	$(20,278)
Deemed dividend on convertible preferred stock	—	—	(2,184)	—
Net loss attributable to common stockholders	$(4,427)	$(2,458)	$(17,555)	$(20,278)

Net loss per share attributable to common stockholders:
Basic	$(0.07)	$(0.04)	$(0.29)	$(0.35)
Diluted	$(0.07)	$(0.04)	$(0.29)	$(0.35)
Shares used in the calculation of net loss per share:
Basic	67,566	58,228	60,664	58,189
Diluted	67,566	58,228	60,664	58,189

BIOLASE Reports 2016 Full Year and Fourth Quarter Results

BIOLASE, INC.
CONSOLIDATED BALANCE SHEETS
(audited, in thousands)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$8,924	$11,699
Restricted cash equivalent	251	200
Accounts receivable, less allowance of $1,209 in 2016 and $1,765 in 2015	9,784	8,948
Inventory, net	13,523	12,566
Prepaid expenses and other current assets	1,505	1,387
Total current assets	33,987	34,800
Property, plant and equipment, net	4,478	3,727
Intangible assets, net	—	51
Goodwill	2,926	2,926
Other assets	550	747
Total assets	$41,941	$42,251

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,125	$5,960
Accrued liabilities	5,778	5,906
Customer deposits	101	85
Deferred revenue, current portion	3,010	3,155
Total current liabilities	18,014	15,106
Deferred income taxes, net	798	738
Deferred revenue, long-term	23	142
Capital lease obligation, long-term	—	159
Warranty accrual, long-term	773	843
Other liabilities, long-term	268	338
Total liabilities	19,876	17,326
Stockholders’ equity:
Preferred stock, par value $0.001	—	—
Common stock, par value $0.001	68	58
Additional paid-in capital	201,198	188,622
Accumulated other comprehensive loss	(876)	(801)
Accumulated deficit	(178,325)	(162,954)
Total stockholders’ equity	22,065	24,925
Total liabilities and stockholders’ equity	$41,941	$42,251

BIOLASE Reports 2016 Full Year and Fourth Quarter Results

BIOLASE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(audited, in thousands)

	Year Ended December 31,
	2016	2015
Cash Flows from Operating Activities:
Net loss	$(15,371)	$(20,278)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	1,048	880
(Gain) loss on disposal of assets, net	(2)	6
(Recovery) provision for bad debts, net	(118)	86
Provision for inventory excess and obsolescence	272	647
Provision for sales allowance	—	100
Stock-based compensation	3,065	3,350
Deferred income taxes	60	61
Earned interest income, net	(70)	(74)
Changes in operating assets and liabilities:
Restricted cash	(51)	(200)
Accounts receivable	(644)	(52)
Inventory	(1,989)	(705)
Prepaid expenses and other current assets	79	(65)
Customer deposits	16	(27)
Accounts payable and accrued liabilities	3,322	(640)
Accrued legal settlement	—	(1,664)
Deferred revenue	(264)	803
Net cash and cash equivalents used in operating activities	(10,647)	(17,772)
Cash Flows from Investing Activities:
Purchases of property, plant, and equipment	(1,414)	(1,803)
Proceeds from disposal of property, plant, and equipment	—	25
Net cash and cash equivalents used in investing activities	(1,414)	(1,778)
Cash Flows from Financing Activities:
Principal payments under capital lease obligation	(171)	(107)
Proceeds from equity offering, net of expenses	9,520	—
Deposit on capital lease	—	(42)
Proceeds from exercise of stock options and warrants	1	44
Net cash and cash equivalents provided by (used in) financing activities	9,350	(105)
Effect of exchange rate changes	(64)	(206)
Decrease in cash and cash equivalents	(2,775)	(19,861)
Cash and cash equivalents, beginning of period	11,699	31,560
Cash and cash equivalents, end of period	$8,924	$11,699
Supplemental cash flow disclosure - Cash Paid:
Interest paid	$4	$4
Income taxes paid	$76	$57
Supplemental cash flow disclosure - Non-cash:
Assets acquired under capital lease	$—	$378
Accrued capital expenditures and tenant improvement allowance	$251	$1,137

BIOLASE Reports 2016 Full Year and Fourth Quarter Results

Non-GAAP Disclosure

In addition to the financial information prepared in conformity with generally accepted accounting principles in the United States (“GAAP”), we provide certain historical non-GAAP financial information.  Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results and that, in some respects, these non-GAAP financial measures are more indicative of the Company’s ongoing core operating performance than their GAAP equivalents.

Non-GAAP net loss is defined as net loss before interest, taxes, depreciation and amortization, and stock-based compensation.  Management uses non-GAAP net loss in its evaluation of the Company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from similarly named non-GAAP financial measures used by other companies.

BIOLASE, INC.
Reconciliation of GAAP Net Loss to Non-GAAP Net Loss
(unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
GAAP net loss attributable to common stockholders	$(4,427)	$(2,458)	$(17,555)	$(20,278)
Deemed dividend on convertible preferred stock	—	—	2,184	—
GAAP net loss	$(4,427)	$(2,458)	$(15,371)	$(20,278)
Adjustments:
Interest income, net	(22)	(30)	(74)	(74)
Income tax provision	34	51	151	178
Depreciation and amortization expense	272	291	1,048	880
Stock-based compensation	597	1,094	3,065	3,350
Non-GAAP net loss	$(3,546)	$(1,052)	$(11,181)	$(15,944)

GAAP net loss attributable to common stockholders per share, basic and diluted	$(0.07)	$(0.04)	$(0.29)	$(0.35)
Deemed dividend on convertible preferred stock	—	—	0.04	—
GAAP net loss per share, basic and diluted	$(0.07)	$(0.04)	$(0.25)	$(0.35)
Adjustments:
Interest income, net	—	—	—	—
Income tax provision	—	—	—	—
Depreciation and amortization expense	0.01	—	0.01	0.02
Stock-based compensation	0.01	0.02	0.05	0.06
Non-GAAP net loss per share, basic and diluted	$(0.05)	$(0.02)	$(0.19)	$(0.27)